EXHIBIT 10.19

75 Kneeland Street Boston, Massachusetts 02111 617 275 0040 617 275 0039 fax www.paratekpharm.com

February 4, 2015

Michael F. Bigham

By Hand

Re: Amended	and Restated Employment Agreement

Dear Michael:

On behalf of the Board of Directors (the “Board”) of Paratek Pharmaceuticals, Inc. (“Paratek” or the “Company”) I am pleased to offer you continued employment under the terms of this Amended and Restated Employment Agreement (the “Agreement”). In this Agreement, you and the Company hereby amend, supersede, and restate in its entirety that certain offer letter agreement between the Company and you dated June 26, 2014 (the “Employment Agreement”).

Employment Position and Duties

You will be employed in the positions of Chairman of the Board and Chief Executive Officer (“CEO”). You will be expected to perform the customary duties of your positions, duties specified in the Bylaws of the Company, and as may be required by the Board. You will report to the Board, and work at the Company’s corporate headquarters in Boston, Massachusetts. The Company reserves the right to reasonably require you to perform your duties at places other than its corporate headquarters from time to time, and to require reasonable business travel, including international travel, at the Company’s expense.

You will generally devote an overall average of fifty percent (50%) of your business time and attention to the business of the Company. At all times, the Company shall provide you with full-time executive secretarial support based at your Company office.

Your employment relationship with the Company will also be governed by the general employment policies and practices of the Company, except that if the terms of this Agreement conflict, this Agreement will control. The Board reserves the right to change your position, duties, and work location, from time to time in its discretion.

Board Membership

You agree to continue to serve as a director of the Company and to continue to be employed as Chairman of the Board. You agree that in the event your employment with the Company is terminated for any reason, either voluntarily or involuntarily, with or without Cause, you shall resign as a member of the Board and as its Chairman simultaneously with the termination of your employment.

Base Salary

You will earn a salary at the rate of $31,250.00 per month ($375,000 annualized), less payroll deductions and withholdings (“Base Salary”), payable on the Company’s regular payroll schedule. The Base Salary will be reviewed on an annual or more frequent basis by the Board (or any authorized committee thereof), and may be subject to increase in the discretion of the Board (or any authorized committee thereof).

Michael F. Bigham

February 4, 2015

Discretionary Performance Bonus

You will be eligible to earn a discretionary performance bonus of up to forty percent (40%) of Base Salary, subject to applicable payroll deductions and withholdings (“Bonus”), based upon the Board’s assessment of your performance, and the Company’s attainment of written targeted goals determined by the Board. Following the close of each calendar year, the Board will determine in its discretion whether you have earned a Bonus, and the amount of any Bonus. You will be eligible to earn a Bonus for any full calendar year for which you are employed by the Company as of December 31st. The Bonus, if earned, will be paid no later than March 15 of the calendar year after the year to which it relates.

Employee Benefits

As a regular employee, you will be eligible to participate in the Company’s standard employee benefits, pursuant to the terms and conditions of the benefit plans and applicable policies, and for any additional benefits provided to the Company’s executive employees generally. You will also be entitled to three (3) weeks of paid vacation each calendar year, in accordance with the terms of the Company’s vacation policy. The Company may change employee benefits from time to time in its discretion. Details about these benefits are provided in the employee handbook and Summary Plan Descriptions, available for your review.

Business Expenses

The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company subject to such reasonable substantiation and documentation as may be required by the Company, and subject to any maximum annual limit and other restrictions on or policies governing such expenses as set by the Company from time to time.

Equity Compensation

Under the Paratek Pharmaceuticals, Inc. 2014 Equity Incentive Plan (the “Equity Plan”) you were granted options to purchase shares of the Company’s Common Stock (“Options”), vesting in three equal tranches of 145,093 Options shares each during your continued service with the Company (as defined in the Equity Plan). Your Options have been amended such that two of the three tranches shall vest in part based on performance milestones, as specified by the Board.

Notwithstanding the foregoing, the Options and any other equity awards that may be granted to you by the Company after June 26, 2014 (together with the Options, the “Company Equity”) will be subject to earlier vesting upon your termination by the Company without Cause or by you with Good Reason, or upon a Change in Control, under the conditions described below. For the avoidance of doubt, any award agreement granting you Company Equity shall provide that the award cannot be amended without your consent.

Michael F. Bigham

February 4, 2015

At-Will Employment Relationship

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without Cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement approved by the Board and signed by you and a duly authorized Member of the Board.

Payments upon Termination other than without Cause or with Good Reason

Upon termination of your employment for any reason other than by the Company without Cause or by you with Good Reason, you shall be paid all accrued but unpaid Base Salary, any earned but unpaid Bonus, reimbursement for business expenses incurred by you but not yet paid to you as of the date your employment terminates, and all accrued but unused vacation (collectively, the “Accrued Payments”). Your Options shall terminate, as to all unvested shares, as of your termination date.

Termination without Cause or with Good Reason

Upon termination of your employment at any time (whether before, in connection with, or following a Change in Control) by the Company without Cause or by you with Good Reason, each as defined below, you will receive the Accrued Payments. In addition, subject to your fulfillment of the Release Obligation, as defined below, you will be eligible for the following severance benefits:

1. Cash Severance Payments. You will be eligible to receive cash severance equal to twelve (12) months of Base Salary following the termination date, subject to payroll withholding and deduction (“Severance Payments”), and paid according to the Company’s regular payroll procedures. Payment of Severance Payments shall commence on the sixtieth (60th) day following your employment termination, which initial payment shall include a lump sum payment equal to the aggregate semi-monthly installments that would otherwise have been due during the period between the termination date and the sixtieth (60th) day, but for the sixty (60)-day delay in this provision. Thereafter, the remaining installments shall be paid on the Company’s regular paydays.

2. Pro-Rata Severance Bonus. You will also be eligible to receive an amount (the “Pro-Rata Bonus”) equal to the Bonus you would have earned for the year in which your employment terminates, prorated by multiplying the Bonus that you would have earned if you had remained employed through December 31 by the portion of the year that you had actually remained employed, and subject to payroll withholding and deduction. The determination by the Board of the Bonus amount you would have earned shall be based on actual performance for the full calendar year, except that any applicable subjective performance conditions will be disregarded in determining actual performance, and the entire amount of the Bonus, if any, will be determined based on applicable objective performance conditions. Any Pro-Rata Bonus will be paid at the same time bonuses are paid to the other executives of the Company, but in no event later than March 15 of the calendar year after the year to which it relates.

Michael F. Bigham

February 4, 2015

3. Paid Health Care Coverage; Other Benefits Continuation.

a. If at the time of your employment termination you participate in health care coverage through the Company’s plan, then provided that you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the termination date and ending on the earliest to occur of the date: (i) twelve (12) months after the termination date; (ii) you become eligible for group health insurance coverage through a new employer; or (iii) you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event.

b. Notwithstanding the foregoing, if the payment by the Company of the COBRA Premiums will subject or expose the Company to taxes or penalties, you and the Company agree to renegotiate the provisions of paragraph 3(a) in good faith and enter into a substitute arrangement pursuant to which the Company will not be subjected or exposed to taxes or penalties and you will be provided with payments or benefits with an economic value that is no less than the economic value of the COBRA Premiums.

4. Equity Acceleration. All outstanding unvested Company Equity shall vest in full, effective as of the termination date of your employment.

Definitions

For purposes of this Agreement, the following definitions shall apply:

1. “Cause” shall mean the occurrence of any of the following events: (a) your conviction of any felony or any misdemeanor involving fraud or embezzlement under the laws of the United States or any state thereof; (b) your commission of, or participation in, any willful act of fraud, embezzlement or dishonesty against the Company or a Company affiliate; (c) your intentional, material violation of any contract or agreement between you and the Company or a Company affiliate or of any statutory duty owed to the Company or a Company affiliate which, if curable, remains uncured after a period of thirty (30) days following your receipt of notice from the Company that it deems such conduct Cause for termination of your employment; (d) your intentional and unauthorized use or disclosure of the Company’s or a Company affiliate’s confidential information or trade secrets; (e) the refusal or willful omission by you to perform any duties required of you by the Board, which continues after a period of thirty (30) days following your receipt of notice from the Company that it deems such conduct Cause for termination of your employment hereunder; or (f) your gross misconduct, which continues after a period of thirty (30) days following your receipt of notice from the Company that it deems such conduct Cause for termination of your employment.

2. “Good Reason” shall exist for resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your Base Salary or Bonus target percentage of Base Salary; (b) any loss

Michael F. Bigham

February 4, 2015

of or change in either of your positions and titles as Chairman of the Board and CEO, or any other reduction in your title, authority, duties, or responsibilities to a level materially inconsistent with the position and titles you hold; (c) a change in your reporting structure such that you no longer report directly to the Company’s Board; or (d) a relocation of your principal place of employment to a place that increases your one-way commute by more than thirty-five (35) miles as compared to your then-current principal place of employment immediately prior to such relocation. In order for you to resign for Good Reason, each of the following requirements must be met: (w) you must provide written notice to the Board within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (x) you must allow the Company at least thirty (30) days from receipt of such written notice (the “Cure Period”) to cure such event, (y) such event is not reasonably cured by the Company within the Cure Period, and (z) you must resign from all positions you then hold with the Company not later than sixty (60) days after the expiration of the Cure Period.

3. “Release Obligation” means that: (a) you have signed a general release and waiver of claims in favor of the Company and its affiliates, as part of a termination agreement reasonably acceptable to you and to the Company, and (b) you have allowed the release and waiver to become fully effective without revocation during any applicable revocation period.

Change in Control

Upon a Change in Control, all outstanding unvested Company Equity will either be accelerated or assumed consistent with the terms of the Equity Plan, and as the award agreements for such Company Equity will so provide; provided, however, that if in connection with a Change in Control, the vesting of any incentive equity issued by the Company to any other employee, director or service provider will be accelerated, then any outstanding unvested Company Equity which you hold shall also vest in full immediately prior to such Change in Control.

Upon the termination of your employment by the Company without Cause, or by you with Good Reason, in either case during a time period starting on the date three (3) months before the closing of a Change in Control and ending on the date twenty-four (24) months after the closing of a Change in Control, provided that you meet the Release Obligation and provide continued services through your termination date, then all outstanding unvested Company Equity shall vest in full, effective as of the termination date of your employment.

A “Change in Control” shall mean any of the following: (a) a merger or consolidation in which the Company is a constituent party (or if a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation), other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation, or (b) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities, or (c) a sale, lease, exclusive license or other disposition of all or substantially all (as determined by the Board in its sole discretion) of the assets of the Company.

Michael F. Bigham

February 4, 2015

Section 280G

If any payment or benefit (including payments and benefits pursuant to this Agreement) that you would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to you, which of the following two alternative forms of payment would result in your receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that you receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) you shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to you as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata. Unless you and the Company otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph as well as any costs incurred by you with the Accountants for tax planning under Sections 280G and 4999 of the Code.

Compliance with Proprietary Information Agreement and Company Policies

As a condition of employment, you have signed and must continue to comply with the Company’s standard form of Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement (the “Proprietary Information Agreement”) which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. As a Paratek employee, you will be expected to abide by Company policies and practices, as may be changed from time to time in the Company’s discretion, and acknowledge in writing that you have read the Company’s employee handbook.

Protection of Third Party Information

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is

Michael F. Bigham

February 4, 2015

common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises, or use in the performance of your duties, any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Outside Activities

You have identified certain outside business activities in which you have been and will continue to be engaged. Provided that such activities do not interfere with your duties for Paratek and your agreed time commitments to Paratek, the Company has no objection to your conducting the specified business activities during your employment with Paratek. You may also engage in any other business, civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties under this Agreement and are not otherwise in conflict with the Proprietary Information Agreement. You may purchase or otherwise acquire up to one percent (1%), or any higher percentage if agreed to by the Board, of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange, provided that you refrain from participating in the business activities of such enterprise.

Agreement to Arbitrate

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment with the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Boston, Massachusetts by JAMS, Inc. (“JAMS”) or its successors. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to you upon request. In any such proceeding, the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law.

Entire Agreement; Contingencies

This Agreement, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other prior

Michael F. Bigham

February 4, 2015

agreements or promises made to you by anyone, whether oral or written, including the Employment Agreement. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Board and signed by a duly authorized Member of the Board.

This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and pdf or other facsimile signatures shall be equivalent to original signatures.

[remainder of page intentionally left blank]

Michael F. Bigham

February 4, 2015

Please sign and date this Agreement to indicate your acceptance of continued employment at Paratek under the terms described above. We look forward to a continued productive and enjoyable work relationship.

Sincerely,

Paratek Pharmaceuticals, Inc.

/s/ RICHARD LIM
Richard Lim, Director, on behalf of the Board

Accepted:

/s/ MICAHEL F. BIGHAM
Michael F. Bigham

3/25/2015
Date